Exhibit 10.4

October 29, 2012

Robert Grundstein

Sabby Healthcare Volatility Master Fund, Ltd.

Sabby Volatility Warrant Master Fund, Ltd.

c/o Sabby Management, LLC

10 Mountainview Road, Suite 205

Upper Saddle River, NJ 07458

Jim Schutz

Chief Operating Officer and General Counsel

Oculus Innovative Sciences, Inc.

1129 N. McDowell Blvd.

Petaluma, California 94954

Subject:	Side Letter Agreement regarding that certain Stock Purchase Agreement between Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. on one hand and Oculus Innovative Sciences, Inc. on the other hand dated April 22, 2012 (the “Agreement”) and the warrants issued pursuant to that Agreement

Dear Mr. Grundstein and Mr. Schutz:

In connection with the Agreement, Oculus Innovative Sciences, Inc. (the “Company”) issued to Sabby Healthcare Volatility Master Fund, Ltd. warrants to purchase 2,360,001 shares of the Company’s common stock and Sabby Volatility Warrant Master Fund, Ltd. warrants to purchase 1,111,111 shares of the Company’s common stock (collectively, “Sabby”) a warrant to purchase shares of common stock of the Company (the “Warrant”). This Side Letter Agreement will serve to amend such Warrants. Section 3(e) of the Warrant shall be replaced in its entirely with the following:

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

Additionally, the Termination Date of the Warrant will be extended from October 25, 2014 to October 25, 2016.

Sabby agrees to return the originally-issued Warrants within 5 business days of the execution of this Agreement and the Company agrees to issue replacement Warrants within 3 business days of the receipt of the originally-issued Warrants.

No other terms, rights or provisions of the Agreement and Warrant are or should be considered to have been modified by the terms of this Side Letter Agreement and each party to the Agreement retains all other rights, obligations, privileges and duties contained in the Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. Signed facsimile copies of this Agreement will legally bind the parties to the same extent as original documents.

Agreed and Accepted on October 29, 2012:

Very truly yours,

Sabby Healthcare Volatility Master Fund, Ltd.

Name: Robert Grundstein

Signature: /s/ Robert Grundstein

Sabby Volatility Warrant Master Fund, Ltd.

Name: Robert Grundstein

Signature: /s/ Robert Grundstein

Oculus Innovative Sciences, Inc.

Name: Jim Schutz

Signature: /s/ Jim Schutz